Natus Reaffirms Fourth Quarter 2019 Guidance and will Present at the 38th Annual JP Morgan Healthcare Conference

Pleasanton, Calif., January 13, 2020 - Natus Medical Incorporated (NASDAQ: NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today reaffirmed fourth quarter 2019 guidance (previously released October 24, 2019) and announced that Jonathan Kennedy, President and Chief Executive Officer will present at the 38th Annual JP Morgan Healthcare Conference in San Francisco.

Financial Guidance

As previously announced on October 24, 2019, the Company's fourth quarter 2019 revenue guidance is expected to be between $128.0 million and $132.0 million and non-GAAP earnings per share guidance is expected to be between $0.44 and $0.50.

The Company's non-GAAP earnings per share guidance, excludes charges of approximately $6.7 million for amortization expense associated with intangible assets from prior acquisitions, certain other expenses, and related tax effects for the fourth quarter 2019, which the Company anticipates will reduce GAAP earnings per share by approximately $0.19.

38th Annual JP Morgan Healthcare Conference

Mr. Kennedy is scheduled to present on Thursday, January 16th at 10:30 a.m. Pacific Time.

In addition, Mr. Kennedy and Drew Davies, Executive Vice President and Chief Financial Officer will be hosting one-on-one meetings with institutional investors at the conference.

Investors interested in scheduling a meeting should contact a JP Morgan representative. Investors may listen to a live webcast online via the “Investors” section of the Company’s web site at http://investor.natus.com. The recorded webcast will be accessible online for at least 30 days.

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages.

Additional information about Natus Medical can be found at www.natus.com.

Use of Non-GAAP Financial Measures

The Company presents in this release its non-GAAP earnings per share. A reconciliation between non-GAAP and GAAP financial measures is included in this press release.
The Company believes that the presentation of results excluding these charges or gains provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results and better reflects the ongoing economics of the Company's operations. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.
Specifically, the Company excludes the following charges, gains, and their related tax effects in the calculation of non-GAAP net income, non-GAAP earnings per share and non-GAAP operating expense: 1) Non-cash amortization expense associated with certain acquisition-related intangibles. The charges reflect an estimate of the cost of acquired intangible assets over their estimated useful lives. 2) Restructuring and other non-recurring charges. The Company has over time completed multiple acquisitions of other companies and businesses. Following an acquisition the Company will, as it determines appropriate, initiate restructuring events to eliminate redundant costs. Restructuring expenses, which are excluded in the non-GAAP items, are exclusively related to permanent reductions in our workforce and redundant facility closures. Other non-recurring costs are associated with the transition of the executive management team. These costs can include stock compensation from accelerated vesting of stock, severance payouts and related payroll expenses. 3) Certain discrete items. These items represent significant infrequent charges or gains that management believes should be viewed outside of normal operating results, and each significant discrete transaction is evaluated to determine whether it should be excluded from non-GAAP reporting. These items are specifically identified when they occur. 4) Direct costs of acquisitions. These are direct acquisition-related costs that occur when the Company makes an acquisition, such as professional fees, due diligence costs, and earn-out adjustments.
The Company applies GAAP methodologies in computing its non-GAAP tax provision by determining the annual expected effective tax rate after taking into account items excluded for non-GAAP financial reporting purposes. The Company’s non-GAAP tax expense and its non-GAAP effective tax rate are generally higher than its GAAP tax expense and GAAP effective tax rate because the income subject to taxes would be higher due to the effect of the expenses excluded from non-GAAP financial reporting. The nature of each quarterly discrete transaction will be evaluated to determine whether it should be excluded from non-GAAP reporting.
The Company's management uses these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods and the Company believes that investors also benefit from being able to refer to these non-GAAP financial measures along with the GAAP operating results. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.
Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These statements relate to current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company's future results could differ materially due to a number of factors, including the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company's target markets, the Company's ability to expand its sales in international markets, the Company's ability to maintain current sales levels in a mature domestic market, the Company's ability to control costs, risks associated with bringing new products to market, and the Company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

Natus Medical Incorporated
B. Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com